Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Fourth Quarter
and Year-End Results
INDIANA, PENNSYLVANIA, March 11, 2008 — Superior Well Services, Inc. (NASDAQ: SWSI), a provider of wellsite solutions specializing in technical pumping and down-hole surveying services, today reported its fourth quarter and 2007 results. Highlights for the year include:
•	Increased revenues for the tenth consecutive year to $350.8 million, an increase of 43% over 2006
•	Increased EBITDA, a non-GAAP measure, to $87.9 million, up 30% over 2006
•	Generated operating income of $61.8 million, an increase of 17% over 2006
•	Net income rose to $37.8 million, up 18% over 2006, resulting in earnings per fully diluted share of $1.63 and $0.30 for the twelve and three months ended December 31, 2007, respectively
•	Expanded national operations footprint by opening five new start-up service centers in four regions
•	Acquired wireline businesses in active drilling markets in Williston, North Dakota and Hays, Kansas
•	Increased fleet to 1,062 specialized vehicles, up 66% over 2006, to expand our national market presence
David Wallace, Superior’s Chief Executive Officer, said, “Our full-year results demonstrate the strength of our growth strategy, although several factors combined to soften our fourth quarter results. Unexpected delays in the start up of our new service centers, longer than anticipated holiday shut-downs and greater pricing discounts in certain markets all resulted in lower than expected profitability.
We opened five new start-up service centers last year, three of them in the fourth quarter. Although these new service centers were staffed, delays in receiving equipment and obtaining regulatory permits deferred activity and created operational inefficiencies. Also, utilization was lower than expected due to holiday shut-downs that were longer than we experienced the previous year. Finally, increased pressure pumping capacity in certain regions resulted in a more competitive pricing environment that reduced our profitability.
Our activity levels have rebounded from those experienced in December of last year. We are working diligently to secure the permits necessary to increase our bulk materials handling capabilities at our new centers, which will reduce operating costs and increase efficiencies. Business at our new service centers is increasing and we are seeing improvements in utilization as a result. We believe the long-term industry fundamentals are favorable for our business and we are positioned for growth in more markets than at any point in our history. In 2007, our 43% revenue growth outpaced the modest 4% increase in U.S. rig count, which is a positive indication of customer acceptance for our high-performance services and increased market penetration. We believe our expertise in technical fluids pumping combined with our comprehensive service line gives us a strong competitive position.”
2007 Year-End Results
Revenues were $350.8 million for the year ended December 31, 2007, an increase of 43% as compared to $244.6 million the prior year. Revenue in each of our operating regions increased year over year, driven by higher activity levels and wireline asset acquisitions made during 2006 and 2007. Stimulation, nitrogen, cementing and down-hole surveying revenues amounted to 54.3%, 12.0%, 20.6% and 13.1% of revenues in 2007, respectively. Sales discounts increased in all regions, except Appalachia, which partially offset the higher utilization. As a percentage of revenues, sales discounts increased by 4.8% in 2007 as compared to 2006 due to increased competition.

Cost of revenue increased 52.2% to $252.5 million for the year ended December 31, 2007 as compared to $165.9 million for the year ended December 31, 2006. The aggregate dollar increase in cost of revenues was due to the fact that these costs vary with revenue and higher activity levels. As a percentage of revenue, cost of revenue increased to 72.0% for the year ended December 31, 2007 from 67.8% for the year ended December 31, 2006. This percentage increase between periods was primarily due to higher labor expense, depreciation and material costs as a percentage of revenue in 2007 as compared to 2006. Additionally, higher sales discounts lowered net revenues and resulted in an increase in the cost of revenue as a percentage of revenue in 2007 as compared to 2006.
Cost of revenue’s labor expenses as a percentage of revenues increased 1.7% to 19.9% in 2007 compared to 2006 due to lower utilizations at new service centers established during 2007. Delays in receiving equipment and regulatory permits deferred revenue producing activities at the new service centers opened during the second half of 2007, which lowered our utilization levels. These delays postponed the opening of the Clinton service center, which commenced operations during the third quarter of 2007, and the Brighton, Artesia and Rock Springs service centers that were established in the fourth quarter of 2007. Material costs as a percentage of revenues increased by 0.9% to 40.7% in 2007 as compared to 2006. Higher sand material handling costs were the primary reason for the increase, as well as greater cement trucking costs for new service centers without bulk handling facilities. Delays in receiving regulatory and environmental approvals postponed the construction of bulk handling facilities at these new service centers, which resulted in additional trucking costs to transport cement from other service centers. Depreciation expense as a percentage of revenues increased 1.3% to 7.0% in 2007 when compared to 2006 due to higher amounts of capital spending in 2007, as well as lower utilizations at new service centers established during 2007.
SG&A expenses were $36.4 million for the year ended December 31, 2007 compared to $25.7 million for the year ended December 31, 2006, an increase of 41.5%. Approximately $3.6 million of the increase in SG&A expenses in 2007 when compared to 2006 resulted from opening the new service centers. When we open a new center, we typically incur start-up expenses for new personnel, leasing space and equipment purchases. During 2007, we hired additional personnel to manage the growth in our operations, staffed five start-up service centers and added two service centers through wireline asset acquisitions.
Operating income was $61.8 million for the year ended December 31, 2007 compared to $53.0 million for the year ended December 31, 2006, an increase of 16.6%. As a percentage of revenue, operating income decreased by 4.1% from 21.7% in 2006 to 17.6% in 2007. The primary reasons for this decrease were higher discounts for our services, higher start up costs incurred for new service centers due to delays in opening new service centers, as well as the increases in our cost of revenue and SG&A expenses that are described above. These decreases were partially offset by increased drilling activity by our customers in our existing service centers. Operating income in 2007 decreased by approximately $5.0 million due to the five start-up service centers established during the year. It has been our experience that when we establish a new service center in a particular operating region, it may take from 12 to 24 months before that service center has a positive impact on the operating income that we generate in the relevant region. Net income increased $5.8 million to $37.8 million in 2007 due to increased activity levels described above. Earnings per diluted share remained at $1.63 per share in both 2006 and 2007 due to higher average shares outstanding in 2007.
Fourth Quarter 2007 Results
In the fourth quarter of 2007, revenues were $94.9 million, an increase of 26.3% compared to $75.1 million in the fourth quarter of 2006 and an increase of 0.7% compared to $94.3 million reported in the third quarter of 2007. Increased activity levels, as well as down-hole asset acquisitions made during 2007, led to the increases in revenue in the fourth quarter of 2007 as compared to the fourth quarter of 2006. Stimulation, nitrogen, cementing and down-hole surveying revenues amounted to 52.4%, 16.0%, 20.8% and 10.8% of revenues in the fourth quarter of 2007, respectively. Increased 2007 activity levels were partially offset by higher discounts in 2007 as compared to 2006. All regions, other than Appalachia, experienced higher sales discounts in the fourth quarter of 2007 when compared to the fourth quarter of 2006 and the third quarter of 2007, due to increased competition. As a percentage of revenues, sales discounts increased by 5.2% in fourth quarter of 2007 as compared to fourth quarter of 2006 and increased 1.3% when compared to sales discount percentages in the previous quarter. In addition to higher sales discounts, longer holiday shut-downs impacted 2007 fourth quarter activity levels in each of our operating regions. Down-hole surveying revenues decreased $2.7 million compared to the third quarter of 2007, due primarily to seasonal slow downs that have historically impacted the Rocky Mountain region. Partially offsetting the fourth quarter of 2007 decrease in down-hole surveying revenues was $2.5 million increase in nitrogen sales that were primarily driven by Appalachian activity.
Cost of revenue was $73.0 million, an increase of 42.3% as compared to $51.3 million in the fourth quarter of 2006 and an increase of 10.4% as compared to $66.1 million in the third quarter of 2007. As a percentage of revenue, cost of revenue increased to 76.9% for fourth quarter of 2007 from 68.2% for the fourth quarter of 2006 and 70.1% in third quarter of 2007. This percentage increase between periods was primarily the result of higher labor expense, depreciation and material costs as a percentage of revenue in fourth quarter of 2007 as compared to the fourth quarter of 2006 and the third quarter of 2007. As a percentage of revenue, labor expense, depreciation and material costs increased in the fourth quarter of 2007 as compared to the fourth quarter of 2006 by 3.5%, 1.8% and 2.4%, respectively. As discussed above, delays experienced at our new service centers caused higher start up costs in the fourth quarter of 2007. Additionally, longer holiday shutdowns reduced utilization in each of our operating regions. Cost of revenues associated with the five start-up service centers opened during 2007 increased fourth quarter 2007 expenses by $9.4 million as compared to the fourth quarter of 2006 and $5.6 million as compared to the third quarter of 2007. Additionally, higher sales discounts lowered net revenues and resulted in an increase in the cost of revenue as a percentage of revenue in the fourth quarter of 2007 compared to the fourth quarter of 2006 and the third quarter of 2007.
Cost of revenue’s labor expenses as a percentage of revenues increased 3.5% to 21.4% in the fourth quarter of 2007 when compared to the fourth quarter of 2006 as a result of lower utilizations at new service centers established during 2007, as well as holiday shutdowns that were longer than last year. Additionally, in the fourth quarter of 2007 we increased staffing and purchased additional equipment to begin servicing customers drilling the Marcellus Shale play in the Appalachia which increased costs ahead of activity. Delays in receiving equipment and regulatory permits deferred revenue producing activities at the new service centers opened during the second half of 2007, which lowered our utilization levels. These delays postponed the opening of the Clinton service center, which commenced operations during the third quarter of 2007, and the Brighton, Artesia and Rock Springs service centers that were established in the fourth quarter of 2007. Material costs as a percentage of revenues increased to 42.7% in the fourth quarter of 2007, an increase of 2.4% as compared to the fourth quarter of 2006 and an increase of 3.6% as compared to the third quarter of 2007. Higher sand transportation costs were the primary reason for the increase, as well as greater cement trucking costs for new service centers without bulk handling facilities. Delays in receiving regulatory and environmental approvals postponed the construction of bulk handling facilities at these new service centers, which resulted in additional trucking costs to transport cement from other service centers. Depreciation expense as a percentage of revenues was 7.9% in fourth quarter of 2007, an increase of 1.8% compared to the fourth quarter of 2006 due to higher amounts of capital spending in 2007, as well as lower utilizations at new service centers established during 2007. Depreciation expense as a percentage of revenues increased 1.0% in the fourth quarter of 2007 when compared to the third quarter of 2007 due to equipment placed in service at the new service centers.
In the fourth quarter 2007, SG&A expenses were $9.8 million, an increase of 35.2% compared to $7.2 million in the fourth quarter of 2006 and an increase of 4.7% compared to $9.3 million reported in the third quarter of 2007. As a percentage of revenue, SG&A expenses increased to 10.3% for the fourth quarter of 2007 from 9.6% in the fourth quarter of 2006 and 9.9% in the third quarter of 2007. During the fourth quarter of 2007, we hired additional personnel to manage the growth in our operations, staffed three start-up service centers and added one service center through a wireline asset acquisition. SG&A expenses increased $1.3 million in the fourth quarter of 2007 compared to the fourth quarter of 2006 due to the establishment of the new service centers.
Operating income for the fourth quarter of 2007 was $12.2 million, a decrease of 26.6% compared to $16.6 million in the fourth quarter of 2006 and a decrease of 35.3% compared to $18.9 million in the third quarter of 2007. The new start-up service centers established in 2007 reduced operating income in the fourth quarter of 2007 by $3.5 million as compared to the fourth quarter of 2006 and $2.7 million as compared to third quarter of 2007. Net income for the fourth quarter totaled $7.0 million, while diluted earnings per share was $0.30.
Capital Investments
We invested $117.8 million in capital expenditures during 2007 to equip new service centers, expand our national presence and add equipment at existing locations. Additionally, we spent $9.9 million to acquire the assets of two wireline companies in 2007. At the end of 2007, we operated a fleet of 1,062 specialized vehicles including high-tech customized pump trucks, blenders, frac vans, nitrogen pump and handling trucks, cement trucks as well as logging and perforating trucks and cranes. Our fleet size increased 66% over 2006 and at the end of 2007, we operated an aggregate of 266,000 horsepower.
Liquidity
At December 31, 2007 we had $5.5 million of cash and $9.6 million of total debt. Our combined borrowing capacity as of December 31, 2007 on our revolving credit facility and standby term loan was $36.9 million. Our capital expenditure budget for 2008 is currently $65 million. We believe our cash flow from operations, cash on hand and borrowing capacity will be sufficient to fund our operations and capital investment plan for 2008.
We will host a conference call on Tuesday, March 11th at 11:00 a.m. ET to review these results. To participate in the call, please dial 888-396-2369 and ask for the Superior Well Services, Inc. 2007 financial results conference call. The confirmation code for the meeting is 79965603. A replay of the call will be available through March 25th at 888-286-8010. The conference ID for the replay is 74358557.
A simultaneous webcast of the call may be accessed over the Internet at www.swsi.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days.
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.

[1]	The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include: a decrease in domestic spending by the oil and natural gas exploration and production industry; a decline in or substantial volatility of crude oil and natural gas commodity prices; overcapacity and competition in our industry; unanticipated costs, delays or other difficulties in executing our growth strategy;, the loss of one or more significant customers;-, the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	December 31,			Year Ended December 31,
			%			%
	2006	2007	change	2006	2007	change
Revenue	$75,145	$94,938	26%	$244,626	$350,770	43%
Cost of revenue	51,285	72,961	42%	165,877	252,539	52%

Gross profit	23,860	21,977	-8%	78,749	98,231	25%
Selling, general and administrative expenses	7,224	9,768	35%	25,716	36,390	42%

Operating income	16,636	12,209	-27%	53,033	61,841	17%
Interest expense	(314)	(105)		(478)	(282)
Other (expense) income, net	(33)	(35)		159	766

Income before income taxes	16,289	12,069	-26%	52,714	62,325	18%
Income taxes
Current	3,765	527		16,033	14,110
Deferred	2,750	4,586		4,758	10,460

	6,515	5,113		20,791	24,570

Net income	$9,774	$6,956		$31,923	$37,755

Earnings per share:
Basic	$0.49	$0.30		$1.63	$1.63

Fully diluted	$0.49	$0.30		$1.63	$1.63

Weighted average shares outstanding:
Basic	20,138,732	23,103,687		19,568,749	23,100,402
Fully diluted	20,138,732	23,149,773		19,568,749	23,195,914
Revenue by operating region (amounts in thousands):

	Three Months Ended December 31,				Year Ended December 31,
Region	2006		2007		2006		2007
Appalachian	$34,776	46.2%	$45,633	48.1%	$118,943	48.6%	$158,894	45.3%
Southeast	15,746	21.0	17,479	18.4	58,491	23.9	66,690	19.0
Rocky Mountain	7,147	9.5	7,041	7.4	16,794	6.9	31,558	9.0
Southwest	5,224	7.0	10,378	10.9	6,832	2.8	37,565	10.7
Mid-Continent.	12,252	16.3	14,407	15.2	43,566	17.8	56,063	16.0

Total	$75,145	100.0%	$94,938	100.0%	$244,626	100.0%	$350,770	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended December 31,				Year Ended December 31,
	2006		2007		2006		2007
Technical pumping services	$67,161	89.4%	$84,727	89.2%	$219,624	89.8%	$304,949	86.9%
Down-hole surveying services	7,984	10.6	10,211	10.8	25,002	10.2	45,821	13.1

Total revenue	$75,145	100.0%	$94,938	100.0%	$244,626	100.0%	$350,770	100.0%

Supplemental data (amounts in thousands):

	Three Months Ended
	December 31,		Year Ended December 31,
	2006	2007	2006	2007
Depreciation and amortization	$4,531	$7,649	$14,453	$25,277
Capital expenditures	27,825	32,522	78,966	127,705
Non-GAAP Financial Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended
	December 31,		Year Ended December 31,
	2006	2007	2006	2007
Reconciliation of EBITDA to Net Income:
Net income	$9,774	$6,956	$31,923	$37,755
Income tax expense	6,515	5,113	20,791	24,570
Interest expense	314	105	478	282
Depreciation and amortization	4,531	7,649	14,453	25,277

EBITDA	$21,134	$19,823	$67,645	$87,884

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